Former Harrah’s Chairman Philip G. Satre
Joins Sierra Pacific Resources Board of Directors

LAS VEGAS — Sierra Pacific Resources (SRP:NYSE) today announced that Philip G. Satre has been elected to its board of directors, effective immediately. Satre also joins the boards of Sierra Pacific’s two utility subsidiaries, Sierra Pacific Power Company and Nevada Power Company.

Satre, 55, retired as chairman of the board of Harrah’s Entertainment, Inc., on January 1, 2005, ending a 25-year career during which he was instrumental in Harrah’s growth from a company with just two Nevada casinos and another under development in Atlantic City to one of the world’s gaming giants with approximately $4.7 billion in annual revenues and 28 casinos. The proposed acquisition of Caesars Entertainment, if consummated as expected during 2005, would make Harrah’s Entertainment the largest casino company in the world.

Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “Phil Satre brings a wealth of business acumen to our company. His knowledge of the gaming and entertainment industry, investor-owned company management and his close ties with all of Nevada will be invaluable in providing guidance as our company moves forward.”

Satre joined Harrah’s as vice president, general counsel and secretary in 1980 and held key operating and senior management roles through the years. He was named president and chief executive of the Harrah’s gaming division in 1984, elected to the company’s board of directors in 1988, became CEO of Harrah’s Entertainment in 1993 and added the chairman’s responsibilities in 1997. He stepped down as CEO in January 2003 but stayed on as chairman of the board.

Satre is a member of the board of directors of the National Center for Responsible Gaming, the Nevada Cancer Institute and TAPCORP Holdings Limited (Australia). He is on the board of trustees for The National D-Day Museum Foundation and the UC Davis School of Law Alumni Association.

A graduate of Stanford University with a Bachelor of Arts degree in Psychology, Satre earned a law degree from the University of California, Davis, in 1975. Prior to joining Harrah’s, he was an attorney with a Reno law firm for five years.

Satre has received numerous awards and honors. These include The American Gaming Summit’s “Lifetime Achievement Award (January 2003); Chief Executive Magazine’s recognition as one of the nation’s top 100 Chief Executives (May 2002); Casino Journal’s “Gaming Executive of the Year” (December 1998); and the Wall Street Transcript’s “best chief executive in the casino and hotel industries” (1995).

The University of Nevada’s Board of Regents named Satre a “Distinguished Nevadan” in 1989 and the National Conference of Christians and

Jews named him “Humanitarian of the Year” for its Northern Nevada Region that same year. In 1990 he was awarded the first annual Robert L. Custer Award from the National Council on Problem Gambling for his leadership role in addressing the gambling addiction issue. He was elected to the American Gaming Association’s Hall of Fame in July 2003.

Satre’s term as a Sierra Pacific Resources’ director will run until the May 2005 annual meeting of the corporation.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

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